Exhibit 16.1

MS Group CPA LLC
6 Center Street Edison New Jersey 08817 USA
TEL: 732-885-1555 FAX: 732-885-0999 E-MAIL: admin@msgroupcpa.com

Date: April 22, 2010

U.S. Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Re:           China Green Material Technologies, Inc.

Dear Commissioners:

We have read the statements in Item 4.01 included in the Form 8-K of China Green Material Technologies, Inc., dated April 21, 2010, regarding the recent change of auditors. We agree the statements contained regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ MS Group CPA LLC

MS Group CPA LLC

Edison, New Jersey